Exhibit 99.1

GENCOR RELEASES THIRD QUARTER FISCAL 2015 RESULTS

August 5, 2015 (PRIME NEWSWIRE) - Gencor Industries, Inc. (Nasdaq: GENC) announced today net revenue for the quarter ended June 30, 2015 increased 3.7% to $10.9 million from $10.6 million for the quarter ended June 30, 2014. Gross margin increased to 21.9% for the quarter ended June 30, 2015 from 21.6% for the quarter ended June 30, 2014. Selling, general and administrative expenses increased $146,000 to $1,703,000 for the quarter ended June 30, 2015. Operating income for the quarter ended June 30, 2015 was $345,000 compared to $372,000 for the quarter ended June 30, 2014.

The Company had non-operating income of $77,000 for the quarter ended June 30, 2014 compared to non-operating income of $2.3 million for the quarter ended June 30, 2014. The higher 2014 non-operating income was due to more favorable returns on marketable securities and a $442,000 gain on the disposal of property in the United Kingdom, which was previously used as an operating facility. Net income was $0.3 million, or $0.03 per basic and diluted share, for the quarter ended June 30, 2015, compared to $1.7 million, or $0.17 per basic and diluted share, for the quarter ended June 30, 2014.

For the nine months ended June 30, 2015, the Company had net revenue of $31.0 million and net income of $0.4 million ($0.04 per basic and diluted share) versus net revenue of $35.1 million and net income of $4.0 million ($0.42 per basic and diluted share) for the nine months ended June 30, 2014.

At June 30, 2015, the Company had $97.0 million of cash and marketable securities compared to $94.3 million at September 30, 2015. Net working capital was $108.2 million at June 30, 2015. The Company has no short or long term interest bearing debt.

E.J. Elliott, Gencor’s Chairman, stated, “Order activity slowed in the later part of the quarter as the two-month extension of MAP-21, which expired on May 31, 2015, gave little confidence for U.S. highway contractors to make significant investments in capital expenditures. Continued political gridlock on approval of and funding for a long-term highway bill resulted in the thirty-fourth extension of the highway bill since 2009, which provides stopgap funding through October 29, 2015. Regrettably, this short-kicking of the can a few yards at a time has not provided the confidence the roadbuilding industry needs to start investing in badly needed equipment. In the meantime, Gencor remains committed to its customers to provide the highest quality products in the industry.”

Gencor Industries, Inc. is a diversified heavy machinery manufacturer of equipment used in the production of highway construction materials, synthetic fuels, and environmental control machinery and equipment used in a variety of industrial applications.

Caution Concerning Forward Looking Statements—This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2014; (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Eric Mellen, Chief Financial Officer
407-290-6000